                                                Filed Pursuant to Rule 424(b)2
                                          Registration Statement No. 333-30737

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 9, 1998)

NAVISTAR FINANCIAL DEALER NOTE MASTER TRUST

$200,000,000 CLASS A FLOATING RATE DEALER NOTE ASSET BACKED CERTIFICATES, SERIES 1998-1

NAVISTAR FINANCIAL SECURITIES CORPORATION, Seller
NAVISTAR FINANCIAL CORPORATION, Servicer

The Class A Floating Rate Dealer Note Asset Backed Certificates, Series 1998-1 (the "Series 1998-1 Certificates") offered hereby evidence undivided interests in certain assets of the Navistar Financial Dealer Note Master Trust (the "Master Trust" or the "Issuer") created pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") among Navistar Financial Corporation ("NFC" or the "Servicer"), Navistar Financial Securities Corporation ("NFSC" or the "Seller"), The Chase Manhattan Bank, as Trustee under the Dealer Note Trust 1990 (the "1990 Trust"), and The Bank of New York, as trustee (the "Master Trust Trustee"). The Master Trust assets in which the Series 1998-1 Certificates have an undivided interest will include, initially, the Class A-6 Floating Rate Pass-Through Certificate (the "Class A-6 Investor Certificate") issued by the 1990 Trust created pursuant to a Pooling and Servicing Agreement dated as of December 1, 1990 (as amended, the "1990 Trust Agreement") among NFSC, NFC and The Chase Manhattan Bank, as trustee. Following the termination of the 1990 Trust, the Master Trust assets in which the Series 1998-1 Certificateholders will have an interest will include the Dealer Notes and other assets described in the accompanying Prospectus dated July 9, 1998 (the "Prospectus").

Interest on the Series 1998-1 Certificates will generally be paid on the twenty-fifth day of each month commencing August 25, 1998 (each, a "Distribution Date"). The interest rate for the period from July 17, 1998 (the "Closing Date") through August 24, 1998 (the "Initial Distribution Period") and for each Distribution Period thereafter will be equal to LIBOR (as defined herein) as of the related LIBOR Determination Date (as defined herein) plus 0.16% (the "Offered Certificate Rate"). The payment of principal with respect to the Series 1998-1 Certificates is expected to be made in full on the July 2008 Distribution Date (the "Expected Payment Date"). However, under certain circumstances, the actual payment in full of the Series 1998-1 Certificates could occur earlier or later than the Expected Payment Date.

PROSPECTIVE INVESTORS SHOULD CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" ON PAGES 27 THROUGH 30 IN THE ACCOMPANYING PROSPECTUS

THE SERIES 1998-1 CERTIFICATES REPRESENT BENEFICIAL INTERESTS IN THE MASTER TRUST ONLY AND DO NOT REPRESENT INTERESTS IN OR OBLIGATIONS OF THE SELLER, THE SERVICER OR ANY AFFILIATE THEREOF.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================
                                    Price to    Underwriting    Proceeds to
                                     Public       Discount     the Seller(1)
--------------------------------------------------------------------------------
Series 1998-1 Certificates          100.000%       0.380%         99.620%
--------------------------------------------------------------------------------
Total                             $200,000,000    $760,000     $199,240,000
--------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Seller estimated to be $500,000.

The Series 1998-1 Certificates are offered by the Underwriter, subject to prior sale, when, as and if issued by the Seller and accepted by the Underwriter.
The Underwriter reserves the right to withdraw, cancel or modify such offer and reject orders in whole or in part. It is expected that the Series 1998-1 Certificates will be delivered in book-entry form through the facilities of the Depository Trust Company on or about July 17, 1998, against payment therefor in immediately available funds.

J.P. MORGAN & CO.
The date of this Prospectus Supplement is July 13, 1998.

No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus Supplement and the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Navistar International Corporation ("NIC"), Navistar International Transportation Corp. ("NITC"), NFC, NFSC or the Underwriter.
This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of any offer to buy any securities other than the registered securities offered by this Prospectus Supplement and the Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

Until October 11, 1998, all dealers effecting transactions in the Series 1998-1 Certificates, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and the Prospectus to which it relates. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                                    TABLE OF CONTENTS

                                                          PAGE                                                      PAGE
                 PROSPECTUS SUPPLEMENT

The Dealer Notes.......................................    S-3  Use of Proceeds...................................    32
Description of the Series 1998-1 Certificates..........    S-9  The Navistar Financial Dealer Floor Plan Financing
Other Series Issued By Master Trust....................   S-14   Business.........................................    32
1990 Trust Investor Certificates.......................   S-14  Relationship with NITC............................    36
Plan of Distribution...................................   S-16  Description of the Offered Certificates...........    40
Legal Matters..........................................   S-16  Terms of the 1990 Trust Investor Certificates.....    76
Index of Terms.........................................   S-17  Description of the Purchase Agreements............    85
                                                                Federal Income Tax Matters........................    87
                       PROSPECTUS                               Certain State Tax Matters.........................    93
                                                                Certain Matters Relating to Bankruptcy............    94
Available Information..................................      3  Certain Matters Relating to the Dealer Notes......    95
Reports to the Offered Certificateholders..............      3  ERISA Considerations..............................    95
Incorporation of Certain Documents by Reference........      3  Plan of Distribution..............................    96
Prospectus Summary.....................................      5  Legal Matters.....................................    97
Risk Factors...........................................     27  Index of Terms....................................    98
Navistar Financial Securities Corporation and the               Annex I-Global Clearance, Settlement and Tax
 Master Trust..........................................     31   Documentation Procedures.........................   104

THE SERIES 1998-1 CERTIFICATES OFFERED BY THIS PROSPECTUS SUPPLEMENT CONSTITUTE PART OF A SEPARATE SERIES OF OFFERED CERTIFICATES BEING OFFERED BY THE SELLER PURSUANT TO ITS PROSPECTUS DATED JULY 9, 1998, OF WHICH THIS PROSPECTUS SUPPLEMENT IS A PART AND WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. THE PROSPECTUS CONTAINS IMPORTANT INFORMATION REGARDING THIS OFFERING WHICH IS NOT CONTAINED HEREIN, AND PROSPECTIVE INVESTORS ARE URGED TO READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN FULL. SALES OF THE SERIES 1998-1 CERTIFICATES MAY NOT BE CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS.

There is currently no secondary market for the Series 1998-1 Certificates, and there is no assurance that one will or, if one does develop, that it will continue until the Series 1998-1 Certificates are paid in full.

Capitalized terms used and not defined herein have the meanings they are given in the Prospectus.

                                THE DEALER NOTES

GENERAL

     Dealer Notes that are conveyed to the Active Trust consist of all wholesale notes issued by Dealers that are identified by the Servicer as meeting the eligibility criteria specified in the Applicable Agreement for Dealer Notes. In order to be eligible, each Dealer Note must be issued pursuant to NFC's Credit Guidelines and meet certain other criteria provided in the Agreement. See "Description of the Offered Certificates -- Eligible Dealer Notes" and "-- Certain Representations and Warranties; Ineligible Dealer Notes; Purchase of Certificateholders' Interest" in the Prospectus. The aggregate principal amount of Eligible Dealer Notes as of the Closing Date is expected to be in excess of $800 million.

     The following tables provide general statistics regarding the total portfolio of wholesale notes serviced by NFC (the "Wholesale Portfolio") for the periods ended on the dates specified. As of the Closing Date, the Dealer Notes which are expected to be held in the 1990 Trust will represent approximately 95% of the Wholesale Portfolio. However, there can be no assurance that the Dealer Notes which are transferred to the 1990 Trust after the Closing Date and which, after the 1990 Trust Termination Date, will be transferred to the Master Trust, will continue to constitute such a significant portion of the Wholesale Portfolio. There can be no assurance that the experience of the Dealer Notes in the future will be similar to the historical experience set forth below.

     The Seller believes that the improved performance of the Wholesale Portfolio since fiscal year 1993 is largely attributable to the improved United States economy since 1993. Fluctuations in net losses and delinquencies in the Wholesale Portfolio generally follow cycles in the overall business environment and, the Seller believes, are particularly sensitive to the industrial sector, which generates a significant portion of freight tonnage hauled. Truck demand and Wholesale Portfolio performance also depend on general economic conditions, interest rates and fuel costs.

LOSS EXPERIENCE

     The following table provides the loss experience on the Wholesale Portfolio for the periods indicated:

                                          LOSS EXPERIENCE FOR THE WHOLESALE PORTFOLIO
                                                     (DOLLARS IN MILLIONS)

                     =================================================================================================
                                                                                 Annualized
                                                                                 Net Losses                  Average
                                                                                (Recoveries)/                Maturity
  Fiscal Year-                                       Net Losses      Average       Average                   (Days in
 To-Date Period      Net Dealer Note  Liquidations  (Recoveries)/  Dealer Note  Dealer Notes                  Year/
  Ending Last            Losses        of Dealer    Liquidations    Principal     Principal    Annualized   Annualized
     Day of          (Recoveries)(1)    Notes(1)         (1)        Balance(2)    Balance(3)   Turnover(4)   Turnover)
-----------------    ---------------  ------------  -------------  -----------  -------------  -----------  ----------
Fiscal Year 1998
 January.........         $(0.1)         $725.3        (0.01)%       $716.7        (0.06)%        4.05x        90.1
 April...........          (0.3)        1,557.0        (0.02)         775.4        (0.08)         4.02x        90.8
Fiscal Year 1997
 January.........           0.0           599.7         0.00          690.2         0.00          3.48x       105.2
 April...........          (0.1)        1,232.1        (0.01)         683.2        (0.03)         3.61x       101.4
 July............          (0.1)        1,945.5        (0.01)         682.3        (0.02)         3.80x        96.1
 October.........          (0.2)        2,767.8        (0.01)         674.9        (0.03)         4.10x        89.0
Fiscal Year 1996
 January.........           0.1           721.6         0.01          913.0         0.04          3.16x       115.5
 April...........           0.0         1,436.2         0.00          920.3         0.00          3.12x       117.0
 July............           0.0         2,139.8         0.00          906.5         0.00          3.15x       116.2
 October.........          (0.2)        2,874.4        (0.01)         859.7        (0.02)         3.34x       109.3
Fiscal Year 1995
 January.........          (0.1)          618.6        (0.01)         597.5        (0.07)         4.14x        88.2
 April...........          (0.1)        1,237.5        (0.01)         643.9        (0.03)         3.84x        95.1
 July............          (0.3)        1,963.3        (0.02)         689.7        (0.06)         3.80x        96.3
 October.........          (0.9)        2,712.4        (0.03)         706.0        (0.13)         3.84x        95.1
Fiscal Year 1994
 January.........           0.1           485.6         0.03          576.8         0.07          3.37x       108.3
 April...........           0.1         1,024.8         0.01          593.6         0.03          3.45x       105.8
 July............           0.1         1,656.1         0.01          602.5         0.02          3.66x        99.7
 October.........           0.1         2,278.9         0.01          579.2         0.03          3.93x        92.9
Fiscal Year 1993
 January.........           0.0           377.1         0.00          431.1         0.00          3.50x       104.3
 April...........           0.4           795.2         0.05          461.2         0.17          3.45x       105.8
 July............           0.9         1,283.5         0.07          475.3         0.25          3.60x       101.4
 October.........           0.8         1,820.1         0.04          477.1         0.16          3.81x        95.8

(1) Figures shown for Net Dealer Note Losses (Recoveries) and Liquidations of Dealer Notes are cumulative within each fiscal year. Thus, figures as of January 31 of each fiscal year represent the Net Dealer Note Losses or Liquidations of Dealer Notes for the first quarter of such fiscal year; figures as of April 30 of each fiscal year represent the cumulative Net Dealer Note Losses or Liquidations of Dealer Notes for the first six months of such fiscal year; and so on.

(2) Figures shown for Average Dealer Note Principal Balance are calculated as the year-to-date average of the daily outstanding Dealer Note Principal Balance.

(3) The Net Losses (Recoveries) for a fiscal quarter used in the numerator are cumulative within a fiscal year and have been annualized. Thus, the numerator for the figure shown as of the fiscal quarter ended January 31 of each fiscal year equals the Net Dealer Note Losses (Recoveries) for such fiscal quarter multiplied by four; for April 30 equals the cumulative Net Dealer Note Losses (Recoveries) for the six months ended on such date multiplied by two; for July 31 equals the cumulative Net Dealer Note Losses (Recoveries) for the nine months ended on such date multiplied by 4/3; and for October 31 equals such cumulative Net Dealer Note Losses (Recoveries).

(4) Turnover is calculated as the annualized Liquidations of Dealer Notes for each fiscal period (annualized in the same manner described in note 3 for Net Losses (Recoveries)) divided by Average Dealer Note Principal Balance.

     Losses occur on wholesale notes when a Dealer has been terminated under circumstances in which the Dealer has sold one or more financed vehicles to a retail customer and has failed to remit the appropriate proceeds of such sale to NFC. Losses also occur when used trucks financed at wholesale and repossessed by NFC from a terminated Dealer cannot be sold for the balance due on the underlying wholesale note. By contrast, losses generally have not occurred when new trucks financed by NFC are repossessed from terminated Dealers, because such new trucks are repurchased by the manufacturer NITC or an OEM Supplier. NFC recognizes losses on wholesale notes at the time it deems such wholesale notes to be uncollectible (which is generally at the time it has exhausted all non-legal remedies).

     The characteristics of the Dealer Notes held by the Active Trust have not been and are not expected to be significantly different from the characteristics of the Wholesale Portfolio at any given time, except to the extent that the eligibility requirements in the Applicable Agreement for Dealer Notes serve to screen out certain types of wholesale notes at their inception (such as wholesale notes from Dealers who are on cash on delivery terms or who are insolvent, although Dealer Notes which have been or are transferred to the Active Trust will not become ineligible if the Dealer thereafter is put on cash on delivery status or becomes insolvent). Such differences are not expected to affect adversely the performance of the Dealer Notes held by the Active Trust in comparison to the Wholesale Portfolio at such time.

DELINQUENCIES

     The following table presents the aggregate amount of delinquent principal payments (past due over 30 days) for the Wholesale Portfolio as a percentage of the total principal amount outstanding as of the end of the fiscal quarters specified:

                 DELINQUENCIES AS A PERCENTAGE OF THE WHOLESALE PORTFOLIO
                                   (DOLLARS IN MILLIONS)

                                              =============================================
                                               Total Principal       Aggregate Amount of
                                              Amount of Dealer      Delinquent Principal
                                                    Notes          Payments on Dealer Notes
                Last Day of                      Outstanding       (Past Due Over 30 Days)
--------------------------------------------  ----------------     ------------------------
Fiscal Year 1998
 January....................................        $758.2            $2.1         0.28%
 April......................................         892.0             1.1         0.13
Fiscal Year 1997
 January....................................         651.3             1.4         0.22
 April......................................         670.2             2.1         0.31
 July.......................................         649.1             2.4         0.38
 October....................................         691.1             2.0         0.28
Fiscal Year 1996
 January....................................         927.6             0.6         0.06
 April......................................         909.7             0.8         0.09
 July.......................................         803.2             1.2         0.15
 October....................................         685.9             1.3         0.19
Fiscal Year 1995
 January....................................         611.3             0.6         0.11
 April......................................         766.0             0.3         0.04
 July.......................................         723.2             0.4         0.06
 October....................................         854.4             0.4         0.05
Fiscal Year 1994
 January....................................         564.5             0.6         0.11
 April......................................         638.0             0.6         0.09
 July.......................................         546.3             0.2         0.04
 October....................................         586.5             0.4         0.06
Fiscal Year 1993
 January....................................         447.4             1.4         0.32
 April......................................         522.9             1.0         0.19
 July.......................................         449.3             0.5         0.11
 October....................................         559.0             0.7         0.13

AGING EXPERIENCE

     The following table provides the age distribution of the Wholesale Portfolio by principal amount outstanding as of the dates indicated:

                          AGE DISTRIBUTION OF THE WHOLESALE PORTFOLIO

                        ===============================================
                         April 30                 October 31
                        -----------    --------------------------------
        Days            1998   1997    1997   1996   1995   1994   1993
                        -----  ----    ----   ----   ----   ----   ----
        1-180........    90%    81%     90%    70%    84%    88%    87%
        181-360......     8     11       7     21     14     10     11
        Over 360.....     2      8       3      9      2      2      2
                        -----  ----    ----   ----   ----   ----   ----
         Total.......   100%   100%    100%   100%   100%   100%   100%

CYCLICALITY

     The average outstanding principal amount of the Wholesale Portfolio has varied historically according to business cycles in the truck manufacturing industry. The following table provides the highest, lowest and average principal amounts outstanding based on month-end balances during the years indicated:

               OUTSTANDING PRINCIPAL AMOUNT OF THE WHOLESALE PORTFOLIO
                                (DOLLARS IN MILLIONS)

                            ================================================
                               Highest       Lowest
        During Year Ended     Month-End     Month-End        Average of
           October 31,         Amount        Amount       Month-End Amounts
        -----------------   -------------  -----------   -------------------
         1997............       $694          $635              $669
         1996............        933           686               850
         1995............        854           588               709
         1994............        638           473               570
         1993............        559           425               475

GEOGRAPHIC DISTRIBUTION

     The following table provides the geographic distribution of the principal amount of the Wholesale Portfolio as of April 30, 1998:

                            GEOGRAPHIC DISTRIBUTION OF THE WHOLESALE PORTFOLIO
                                          (DOLLARS IN MILLIONS)
                        ==================================================================================
                                     Percentage of                                          Percentage of
                          Amount       Wholesale                                 Amount       Wholesale
           State        Outstanding    Portfolio                  State        Outstanding    Portfolio
----------------------------------------------------   ---------------------------------------------------
     Illinois..........   $68.5           7.68%             Tennessee.........    $18.9          2.12%
     Texas.............    68.0           7.63              Virginia..........     18.7          2.10
     Minnesota.........    57.2           6.41              Georgia...........     18.7          2.09
     Pennsylvania......    51.3           5.75              North Carolina....     15.9          1.78
     California........    46.7           5.24              Nebraska..........     14.6          1.64
     Ohio..............    42.8           4.80              Utah..............     14.3          1.60
     Indiana...........    37.3           4.18              Massachusetts.....     14.2          1.59
     New York..........    35.7           4.00              Arkansas..........     13.2          1.47
     Maryland..........    29.6           3.32              Oregon............     12.5          1.41
     Alabama...........    29.5           3.30              Connecticut.......     10.2          1.15
     Florida...........    28.5           3.20              Washington........      9.9          1.11
     Michigan..........    26.9           3.02              Colorado..........      9.2          1.03
     Oklahoma..........    25.0           2.80              Kentucky..........      9.1          1.02
     Wisconsin.........    23.8           2.67              Louisiana.........      9.0          1.01
     Missouri..........    21.9           2.46                  Subtotal......    820.6         91.99
     New Jersey........    19.7           2.21              All others(1).....     71.4          8.01
                                                                                 ------        ------
     Mississippi.......    19.7           2.21                  Total.........   $892.0        100.00%

(1) Includes the remaining 19 states (each of which represents less than 1% of the Wholesale Portfolio).

SEASONALITY

     The aggregate principal amount of the Wholesale Portfolio generally varies during the year. The following table provides the average principal amount of the Wholesale Portfolio during the months specified:

                   SEASONAL FLUCTUATION IN THE WHOLESALE PORTFOLIO
                                (DOLLARS IN MILLIONS)

                                   =======================================
                                          Average Monthly Principal
                                             Amount Outstanding
                                   ---------------------------------------
                  Month            1998   1997   1996   1995   1994   1993
          ----------------------   ----   ----   ----   ----   ----   ----
          November..............   $689   $694   $876   $604   $578   $411
          December..............    732    706    938    593    578    434
          January...............    726    656    923    597    549    431
          February..............    794    658    925    633    567    459
          March.................    836    674    927    683    601    486
          April.................    869    677    928    749    649    514
          May...................           676    903    776    643    508
          June..................           686    898    814    638    501
          July..................           675    831    752    578    483
          August................           648    759    705    508    453
          September.............           645    703    745    480    471
          October...............           666    690    811    534    523

     Declines in the principal amount of Dealer Notes outstanding due to seasonality, cyclicality, competitive conditions or other factors may cause Principal Collections to be invested in 1990 Trust Investment Securities or Eligible

Investments, as the case may be, rather than to be used for acquisitions or assignments of Dealer Notes. See "Terms of the 1990 Trust Investor Certificates -- Application of Collections" and "Description of the Offered Certificates -- Allocation of Collections After the 1990 Trust Termination Date" in the Prospectus.

LIQUIDATIONS

     The following table provides the liquidation history with respect to NFC month-end balances outstanding and one-month liquidations of notes in the Wholesale Portfolio for the months indicated:

                                     LIQUIDATION HISTORY OF WHOLESALE PORTFOLIO
                                                (DOLLARS IN MILLIONS)

                            ==================================================================================
                             Nov    Dec    Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct
                            -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----
       Fiscal Year 1998
        Balances.........   $713   $709   $758   $819   $852   $892
        Liquidations.....    216    250    260    240    299    293
       Fiscal Year 1997
        Balances.........    694    655    651    668    675    670   $681   $688   $649   $635   $649   $691
        Liquidations.....    184    209    207    193    208    230    216    238    259    264    263    296
       Fiscal Year 1996
        Balances.........    904    913    928    926    933    910    896    892    803    709    694    686
        Liquidations.....    236    236    250    222    243    249    237    216    251    267    219    249
       Fiscal Year 1995
        Balances.........    599    588    611    656    737    766    809    806    723    707    778    854
        Liquidations.....    213    199    206    183    231    205    225    246    254    256    219    273
       Fiscal Year 1994
        Balances.........    579    545    565    566    622    638    631    612    546    473    482    587
        Liquidations.....    157    182    147    153    192    194    210    206    215    236    189    198
       Fiscal Year 1993
        Balances.........    428    425    447    473    508    523    504    525    449    450    482    559
        Liquidations.....    120    130    127    117    143    158    155    154    179    173    169    195

MONTHLY PAYMENT RATES

     The following table sets forth the highest and lowest monthly payment rates for the Wholesale Portfolio in the periods shown and the average of the monthly payment rates for all months during the periods shown, in each case calculated as the percentage equivalent of a fraction, the numerator of which is the aggregate of all collections of principal during the specified period and the denominator of which is the aggregate ending principal balance of the Wholesale Portfolio for such period.

                                        HISTORICAL MONTHLY PAYMENT RATES

                                                 =========================================================

                                                 Six Months Ended
                                                     April 30               Year Ended October 31
                                                 ----------------   --------------------------------------
                                                   1998     1997     1997    1996    1995    1994    1993
                                                 -------   ------   ------  ------  ------  ------  ------
       Highest Month........................       35.3%    34.3%    42.8%   37.7%   36.2%   49.9%   39.9%
       Lowest Month.........................       29.3     26.5     26.5    24.0    26.8    26.0    24.7
       Average for the Months in the Period        32.8     30.7     34.6    28.2    31.4    33.3    31.5

                 DESCRIPTION OF THE SERIES 1998-1 CERTIFICATES

MASTER TRUST TRUSTEE

     The Bank of New York is the Master Trust Trustee. NFC and its affiliates (other than the Seller) may from time to time enter into normal banking and trustee relationships with The Bank of New York or any other bank that may become a successor Master Trust Trustee. As of the date of this Prospectus Supplement, the Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust Administration.

TERMS AND CONDITIONS

     The Series 1998-1 Certificates are a Series of Offered Certificates described in the attached Prospectus to be issued by the Master Trust. In addition to the terms and conditions set forth below, reference is made to the Prospectus for the terms and conditions of the Series 1998-1 Certificates (including a description of when principal and interest distributions are to be made on, and settlement information for, the Series 1998-1 Certificates).
Also, see "Other Series Issued by Master Trust" for a description of Other Series issued by the Master Trust which are outstanding as of the date of this Prospectus Supplement.

Initial Invested Amount..............................   $200,000,000
Expected Payment Date................................   July 25, 2008
Subordinated Percentage..............................   15.5%
Specified Accumulation Period Commencement Date......   October 1, 2007
Series Termination Date..............................   July 25, 2011

     There will be no Investment Events with respect to the Series 1998-1 Certificates and thus there will be no Investment Period, Investment Period Commencement Date, Investment Period Short Fall Amount or Fully Funded Date. In addition, there will be no Negative Carry Reserve Fund with respect to the Series 1998-1 Certificates and thus there will be no Negative Carry Reserve Fund Deposit Amount, Negative Carry Reserve Fund Required Amount or Negative Carry Subordinated Amount.

         "Accumulation Period Commencement Date" shall mean the first day of the nth full Due Period prior to the Expected Payment Date where n is the number of Due Periods in the Accumulation Period Length; provided, however, that the Accumulation Period Commencement Date shall be the Specified Accumulation Period Commencement Date if, on the Specified Accumulation Period Commencement Date, any other outstanding Series shall have entered into an investment period or an early amortization period; and provided further that, if the Accumulation Period Length and the Accumulation Period Commencement Date have been determined previously but the Accumulation Period has not commenced and any other outstanding Series shall enter into an investment period or any early amortization period, the Accumulation Period Commencement Date shall be the date that such outstanding Series shall have entered into an investment period or an early amortization period.

         "Accumulation Period Length" shall mean a period which is between one and nine Due Periods and which is determined by the Servicer in its sole discretion on or prior to the first day of the Due Period which is nine months prior to the Due Period related to the Distribution Date which is the Expected Payment Date.

         "LIBOR" shall mean (a) prior to the 1990 Trust Termination Date, the one-month London interbank offered rate as determined by the 1990 Trust Trustee in accordance with the 1990 Trust Agreement, and (b) after the 1990 Trust Termination Date, the interest rate determined by the Master Trust Trustee in accordance with the following provisions:

         (i) On each LIBOR Determination Date, LIBOR will be determined on the basis of the offered rates for deposits in United States Dollars having a one month maturity, which appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Determination Date. Such posted offered rates are for value on the second business day after which dealings in deposits in United States Dollars are transacted in the London interbank market. If at least two such offered rates appear on the Reuters Screen LIBO Page, the rate in respect of such LIBOR Determination Date will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percent) of such offered rates as determined by the Master Trust Trustee. If fewer than two offered rates appear, LIBOR in respect of such LIBOR Determination Date will be determined as if the parties had specified the rate described in (ii) below.

         (ii) On any LIBOR Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page as specified in (i) above, LIBOR will be determined on the basis of the rates at which deposits in United States Dollars are offered by the Reference Banks at approximately 11:00 A.M., London time, on such LIBOR Determination Date to prime banks in the London interbank market, having a one month maturity, such deposits commencing on the second London business day immediately following such LIBOR Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. The Master Trust Trustee will request the principal London office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such LIBOR Determination Date will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percent) of such quotations. If fewer than two quotations are provided, LIBOR in respect of such LIBOR Determination Date will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percent) of the rates quoted by three major banks in The City of New York selected by the Master Trust Trustee at approximately 11:00 A.M., New York City time, on such LIBOR Determination Date for loans in United States Dollars to leading European banks, having a one month maturity, such loans commencing on the second London business day immediately following such LIBOR Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time, provided, however, that if the banks in The City of New York selected as aforesaid by the Master Trust Trustee are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Determination Date will be LIBOR in effect immediately prior to such LIBOR Determination Date.

         "LIBOR Determination Date" means, with respect to any Distribution Period, the date which is two London business days prior to the start of such Distribution Period, which with respect to the Initial Distribution Period is July 15, 1998.

         "Minimum Series Seller's Interest" shall mean, with respect to any business day after the 1990 Trust Termination Date, the sum of (a) the Available Subordinated Amount as of the end of the preceding Transfer Date and (b) the Required Excess Seller Interest as of the end of the preceding Distribution Date.

         "New Vehicle Monthly Interest Rate" shall mean, with respect to any Due Period, the product of (a) the per annum rate of interest and finance charges billed by NFC during such Due Period on Dealer Notes financing new vehicles and (b) the quotient of (i) the number of days during such Due Period and (ii) the actual number of days in the related calendar year.

         "Offered Certificate Rate" shall mean the interest rate on the Series 1998-1 Certificates, which shall be calculated on the basis of actual days elapsed and a 360-day year, and for the Initial Distribution Period and for each Distribution Period thereafter will equal LIBOR as of the related LIBOR Determination Date plus 0.16%.

         "Projected Dealer Note Income" shall mean, on any Transfer Date after the 1990 Trust Termination Date, an amount equal to the sum of (a) the product of (i) the principal amount of Dealer Notes financing new vehicles outstanding on such Transfer Date, (ii) the New Vehicle Monthly Interest Rate for the Due Period in which such Transfer Date occurs and (iii) the Series Allocation Percentage for such Due Period and (b) the product of (i) the principal amount of Dealer Notes financing used vehicles outstanding on such Transfer Date, (ii) the Used Vehicle Monthly Interest Rate for such Due Period and (iii) the Series Allocation Percentage for such Due Period.

         "Projected Monthly Interest" shall mean, on any LIBOR Determination Date after the 1990 Trust Termination Date with respect to the related Distribution Period, an amount equal to the product of (a) the Offered Certificate Rate for such Distribution Period, (b) the Invested Amount as of the immediately preceding Distribution Date and (c) the result of (i) the actual number of days in such Distribution Period divided by (ii) 360.

         "Projected Monthly Servicing Fee" shall mean, on any Transfer Date after the 1990 Trust Termination Date with respect to the Due Period in which such Transfer Date occurs, an amount equal to one-twelfth of the product of (a) 1%, (b) the aggregate principal amount of Dealer Notes as of such Transfer Date, (c) the Series 1998-1 Allocation Percentage for the Due Period related to such Transfer Date and (d) the Floating Allocation Percentage for the Due Period related to such Transfer Date.

         "Projected Spread" shall mean, on any Transfer Date after the 1990 Trust Termination Date with respect to the Distribution Period next following the Distribution Period to which such Transfer Date relates, the sum of (a) the positive amount, if any, by which (i) the sum of (A) Projected Monthly Interest for such Distribution Period and (B) the Projected Monthly Servicing Fee for the Due Period in which such Transfer Date occurs exceeds (ii) the Projected Dealer Note Income as of such Transfer Date and (b) 1.25% of the Invested Amount as of the preceding Distribution Date.

         "Reference Banks" shall mean the principal London offices of Morgan Guaranty Trust Company of New York, Swiss Bank Corporation and Barclays Bank PLC.

         "Required Excess Seller Interest" shall mean, with respect to any business day, 3.0% of the Invested Amount as of the end of the preceding Distribution Date (and such percentage shall be the "Required Excess Seller Interest Percentage").

         "Required Subordinated Amount" shall mean, with respect to any Transfer Date related to a Due Period commencing after the 1990 Trust Termination Date, an amount equal to 87.1% of the Maximum Subordinated Amount as of such Transfer Date.

         "Series Allocable Servicing Fee" shall equal, for each Due Period commencing after the 1990 Trust Termination Date and occurring prior to the earlier of the first Distribution Date following the Series Termination Date and the first Distribution Date on which the Invested Amount is zero, an amount equal to one-twelfth of the product of (a) 1%, (b) the aggregate principal amount of Dealer Notes outstanding as of the last day of such Due Period, and (c) the Series Allocation Percentage with respect to such Due Period.

         "Used Vehicle Monthly Interest Rate" shall mean, with respect to any Due Period, the product of (a) the per annum rate of interest and finance charges billed by NFC during such Due Period on Dealer Notes financing used vehicles and (b) the quotient of (i) a number equal to the number of days during such Due Period and (ii) the actual number of days in the related calendar year.

INVESTMENT IN STRUCTURED NOTES BACKED BY INVESTOR CERTIFICATES

     In addition to the investments described as Eligible Investments in the Prospectus, Eligible Investments for the Excess Funding Account will include any security (a "SPECIAL STRUCTURED NOTE") issued by a trust (the "SPECIAL ISSUER") the assets of which consist solely of Investor Certificates issued by the Master Trust and of one or more liquidity swap arrangements for the benefit of investors in the Special Issuer. In addition, the Rating Agencies will permit 100% of the Eligible Investments in the Excess Funding Account to consist of Special Structured Notes, so long as such Special Structured Notes have at the time of the Master Trust's investment therein a credit rating from each of the Rating Agencies in the highest investment category granted thereby, notwithstanding the otherwise applicable limitation that Eligible Investments consisting of obligations of or investments in any single issuer not exceed the greater of $1,000,000 and 20% of the aggregated amount of funds in the Series Principal Account, the Excess Funding Account, the Negative Carry Reserve Fund and the Liquidity Reserve Fund. See "Description of the Offered Certificates -- Master Trust Accounts; Other Accounts for the Offered Series" in the Prospectus.

     In the event that an Early Amortization Event occurs at a time that Special Structured Notes are held in the Excess Funding Account, an Early Distribution will be deemed to occur immediately prior to the end of the last day of the Revolving Period with respect to a portion (the "EARLY DISTRIBUTION AMOUNT") of the Invested Amount of the Offered Certificates equalling the principal amount of the Special Structured Notes held in the Excess Funding Account. An "EARLY DISTRIBUTION" with respect to the Offered Certificates means that principal in respect of the Offered Certificates, in an amount equal to the principal amount of the Special Structured Notes held in the Excess Funding Account, will be deemed to be paid to the Special Issuer in exchange for the cancellation of such Special Structured Notes. The effect of such an Early Distribution will be to reduce, simultaneously, the Invested Amount of the Offered Certificates and the amount of Eligible Investments in the Excess Funding Account, each by an amount equal to the Early Distribution Amount.

RATINGS OF THE CERTIFICATES

     It is a condition to issuance of the Series 1998-1 Certificates that they be rated in the highest long-term rating category by each of Standard and Poor's Ratings Services and Moody's Investors Service, Inc. The rating of the Series 1998-1 Certificates addresses the likelihood of the timely payment of interest at the Offered Certificate Rate and the ultimate payment of principal by the Series Termination Date on the Series 1998-1 Certificates. However, a Rating Agency does not evaluate, and the rating of the Series 1998-1 Certificates does not address, the likelihood that the outstanding principal amount of the Series 1998-1 Certificates will be paid on the Expected Payment Date or the likelihood of the payment of any penalty interest. The rating of the Series 1998-1 Certificates is based primarily on the value of the Class A-6 Investor Certificate and the Dealer Notes and the rating requirements for investments of funds in Eligible Deposit Accounts maintained for the benefit of the Series 1998-1 Certificateholders and the level of subordination of the 1990 Trust Seller Interest and the Master Trust Seller's Interest. A rating is not a recommendation to buy, sell or hold securities, inasmuch as such rating does not comment as to the market price or the suitability for a particular investor. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a Rating Agency if in its judgment circumstances in the future so warrant.

EARLY AMORTIZATION EVENTS

     An "Early Amortization Event" with respect to Series 1998-1 refers to any of the following events:

         (a) the Master Trust becomes an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and is not exempt from compliance with such Act;

         (b) the Invested Amount is not reduced to zero by the Expected Payment Date;

         (c) the United States government or any agency or instrumentality thereof files a notice of a lien under Internal Revenue Code Section 6323 or any similar statutory provision (including, but not limited to, 302(f) or Section 4068 of ERISA) on the assets of NFC or NFSC which is or may in the future be prior to the lien of the Master Trust Trustee on the assets of the Master Trust (including without limitation proceeds of the Dealer Notes);

         (d) failure on the part of the Seller (i) to make any payment, distribution or deposit required under the Pooling and Servicing Agreement on the date due or within five business days thereafter or (ii) to observe or perform in any material respect any other material covenants or agreements of the Seller, which continues unremedied for a period of 60 days after written notice of such failure shall have been given to the Seller;

         (e) any representation or warranty made by the Seller pursuant to the Pooling and Servicing Agreement or any information contained in the schedule of Dealer Notes delivered thereunder shall prove to have been incorrect in any material respect when made or when delivered, which representation, warranty or schedule, or the circumstances or condition that caused such representation, warranty or schedule to be incorrect, continues to be incorrect or uncured in any material respect for a period of 60 days after written notice of such incorrectness shall have been given to the Seller and as a result of which the interests of the Series 1998-1 Certificateholders are materially and adversely affected, except that an Early Amortization Event shall not be deemed to occur if the Seller has repurchased the related Dealer Notes or all such Dealer Notes, if applicable, during such period in accordance with the provisions of the Pooling and Servicing Agreement;

         (f) after the 1990 Trust Termination Date, the Seller shall become legally unable for any reason to transfer Dealer Notes to the Master Trust in accordance with the provisions of the Pooling and Servicing Agreement;

         (g) on any Transfer Date related to a Due Period commencing after the 1990 Trust Termination Date, the Available Subordinated Amount for such Transfer Date will be reduced to an amount less than the Required Subordinated Amount;

         (h) any Servicer Termination Event shall occur (i) which would have a material adverse effect on the Series 1998-1 Certificateholders and (ii) for which the Servicer has received a notice of termination;

         (i) after the 1990 Trust Termination Date, the delivery by the Seller to the Master Trust Trustee of a notice stating that the Seller will no longer continue to sell Dealer Notes to the Master Trust commencing on the date specified in such notice;

         (j) after the 1990 Trust Termination Date, on three consecutive Determination Dates, the "Average Coverage Differential" (defined as the average of the highest three of the four most recent Coverage Differentials (defined generally as the difference between the annualized percentage yield on the Dealer Notes and the sum of 1.00% and the Offered Certificate Rate for the related Due Period)) shall be equal to or less than negative two percent (-2.00%);

         (k) at the end of any Due Period commencing after the 1990 Trust Termination Date, the Master Trust Seller's Interest is reduced to an amount less than the Master Trust Minimum Seller's Interest and the Seller has failed to assign additional Dealer Notes or cash to the Master Trust in the amount of such deficiency within ten business days following the end of such Due Period;

         (l) on any Determination Date after the 1990 Trust Termination Date, the Turnover is less than 1.7;

         (m) on any Determination Date after the 1990 Trust Termination Date, the quotient of (i) the sum of Dealer Note Losses for each of the related Due Period and the five immediately preceding Due Periods and (ii) the sum of Principal Collections for each of the related Due Period and the five immediately preceding Due Periods, is greater than or equal to 1%;

         (n) at any time prior to the 1990 Trust Termination Date, a 1990 Trust Amortization Event occurs under the 1990 Trust with respect to the Related 1990 Certificate (other than a 1990 Trust Amortization Event that also constitutes an Early Amortization Event under the Master Trust) or the Scheduled Class Amortization Date occurs with respect to the Related 1990 Certificate;

         (o) the occurrence of certain events of bankruptcy, insolvency or receivership relating to the Seller, NFC, NITC or NIC; and

         (p) after the 1990 Trust Termination Date, failure on the part of NITC to make a deposit in the Interest Deposit Account required by the terms of the Master Trust Interest Deposit Agreement on or before the date occurring five business days after the date such deposit is required by the Master Trust Interest Deposit Agreement to be made.

     Upon the occurrence of Early Amortization Event (c), distributions in respect of the Invested Amount will commence on the immediately succeeding Distribution Date. Upon the occurrence of any other Early Amortization Event, distributions in respect of the Invested Amount will commence at the time described in the Prospectus.

                    OTHER SERIES ISSUED BY THE MASTER TRUST

     The table below sets forth the principal characteristics of the other Series of investor certificates issued by the Master Trust which are outstanding on the date of this Prospectus Supplement.

        SERIES 1995-1
                Certificate Rate ......................................... LIBOR + 0.30%
                Closing Date .............................................. June 8, 1995
                Expected Payment Date .................................. August 25, 2004
                Initial Invested Amount ................................... $200,000,000
                Interest in 1990 Trust .................. Class A-4 Investor Certificate
                Number of classes within Series .................................... One
                Ordinary means of principal repayment .............. Accumulation Period
                Primary source of credit enhancement ..................... Subordination
                Series Termination Date ................................ August 25, 2007
                Servicing Fee Percentage ............................................ 1%
                Subordinated Percentage .......................................... 15.5%

        SERIES 1997-1

                Certificate Rate ......................................... LIBOR + 0.15%
                Closing Date ........................................... August 19, 1997
                Expected Payment Date .................................. August 25, 2003
                Initial Invested Amount ................................... $200,000,000
                Interest in 1990 Trust .................. Class A-5 Investor Certificate
                Number of classes within Series .................................... One
                Ordinary means of principal repayment .............. Accumulation Period
                Primary source of credit enhancement ..................... Subordination
                Series Termination Date ................................ August 25, 2006
                Servicing Fee Percentage ............................................ 1%
                Subordinated Percentage .......................................... 15.5%


                        1990 TRUST INVESTOR CERTIFICATES

PRINCIPAL TERMS

     The principal terms of each Class of 1990 Trust Investor Certificates (the "Principal Terms") are as follows:

     Related 1990 Certificate. The Class A-6 Investor Certificate is the Related 1990 Certificate to be issued to the Master Trust in connection with the issuance of the Series 1998-1 Certificates, as described in the attached Prospectus. The Class A-6 Investor Certificate will be issued by the 1990 Trust. In addition to the terms and conditions set forth below, reference is made to the Prospectus for the terms and conditions of the Class A-6 Investor Certificate.

                Class Initial Invested Amount.............. $200,000,000
                Class Initial Investor Interest............ $200,000,000
                Class Termination Date..................... June 25, 2011

     The Related 1990 Certificate Rate for the Class A-6 Investor Certificate equals LIBOR plus the Class Certificate Margin. The "Class Certificate Margin" with respect to any Distribution Period shall be an amount equal to (a) the product of (1) the sum of LIBOR with respect to such Distribution Period and 0.16% and (2) a fraction the numerator of which is the number of days in the related Distribution Period and the denominator of which is 30 days (39 days with respect to the Initial Distribution Period) minus (b) LIBOR with respect to such Distribution Period. The "Scheduled

Class Amortization Date" for the Class A-6 Investor Certificate shall mean the earlier of (a) July 25, 2008, and (b) the date on which any Early Amortization Event with respect to the Series 1998-1 Certificates occurs.

Class A-3 Investor Certificates
                Class Initial Invested Amount.................... $100,000,000
                Class Initial Investor Interest.................. $100,000,000
                Class Certificate Margin................................ 0.90%
                Scheduled Class Amortization Date............. December 1,1998
                Class Termination Date....................... January 25, 2003

Class A-4 Investor Certificates

                Class Initial Invested Amount.................... $207,860,000
                Class Initial Investor Interest.................. $207,860,000
                Class Certificate Margin................................ 0.30%
                Class Termination Date.......................... July 25, 2007


     The "Scheduled Class Amortization Date" for the Class A-4 Investor Certificate shall mean the earlier of (a) August 25, 2004 and (b) the date on which any Early Amortization Event or Investment Event, in each case with respect to the Series 1995-1 Certificates (the Series of certificates issued by the Master Trust in connection with the Class A-4 Investor Certificate), occurs.

Class A-5 Investor Certificates
                Class Initial Invested Amount...................  $200,000,000
                Class Initial Investor Interest.................  $200,000,000
                Class Termination Date.......................... July 25, 2006

     The "Class Certificate Margin" with respect to any Distribution Period shall be an amount equal to (a) the product of (1) the sum of LIBOR with respect to such Distribution Period and 0.15% and (2) a fraction the numerator of which is the number of days in the related Distribution Period and the denominator of which is 30 (37 with respect to the Initial Distribution Period) minus (b) LIBOR with respect to such Distribution Period. The "Scheduled Class Amortization Date" for the Class A-5 Investor Certificate shall mean the earlier of (a) August 25, 2003, and (b) the date on which any Early Amortization Event with respect to the Series 1997-1 Certificates occurs.

SUBORDINATION OF SELLER'S INTEREST

     The right of the holder of the 1990 Trust Seller Certificate to receive payments in respect of the 1990 Trust Seller Interest is subordinated to the interests of the 1990 Trust Investor Certificates, including the Class A-6 Investor Certificate, to the extent of the 1990 Trust Available Subordinated Amount. As of the June 1998 Distribution Date (after giving pro forma effect to the issuance of the Class A-6 Investor Certificate to the Master Trust and the issuance of the Series 1998-1 Certificates by the Master Trust), the 1990 Trust Available Subordinated Amount was $109 million. For additional information regarding the subordination of the 1990 Trust Seller Interest, see "Terms of the 1990 Trust Investor Certificates -- Limited Subordination of the 1990 Trust Seller Interest; 1990 Trust Available Subordinated Amount" in the Prospectus.

ISSUANCE OF ADDITIONAL CLASSES OF CERTIFICATES

     The Seller  may in the future issue additional classes of Dealer Note
Asset Backed Certificates ("Additional Classes") which would be payable out of Series Allocable Principal Collections and Series Allocable Finance Charge Collections allocated to the Series 1998-1 Certificates on the basis of the Series Allocation Percentage for the Series 1998-1 Certificates. Such issuance will require amendment to the Pooling and Servicing Agreement, the Supplement with respect to the Series 1998-1 Certificates and other related documents, which, not withstanding the description set forth under the caption "Description of the Offered Certificates -- Amendments" in the Prospectus, may be done without the consent of the holders of the Series 1998-1 Certificates provided that the Rating Agency Condition shall have been satisfied with respect to the Series 1998-1 Certificates in connection with any such issuance.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Seller has agreed to sell to J.P. Morgan Securities, Inc. (the "Underwriter"), and the Underwriter has agreed to purchase from the Seller, all of the Series 1998-1 Certificates.

     The Underwriter intends initially to sell the Series 1998-1 Certificates to a trust with respect to which the Underwriter will act as depositor. The Seller does not intend to apply for listing of the Series 1998-1 Certificates on a national securities exchange, and has been advised by the Underwriter that it does not intend to make a market in the Series 1998-1 Certificates.

     In the ordinary course of its business, the Underwriter and its affiliates have engaged and may in the future engage in commercial banking or investment banking transactions with affiliates of the Seller, including the Seller's parent, NFC.

     The Seller has agreed to indemnify the Underwriter against certain liabilities including liabilities under the Securities Act of 1933 and to contribute to payments the Underwriter may be required to make in respect thereof.

                                 LEGAL MATTERS

     In addition to the legal opinions described in the Prospectus, certain legal matters relating to the Series 1998-1 Certificates will be passed upon for the Underwriter by Mayer, Brown & Platt.

                                 INDEX OF TERMS

1990 Trust.................................................................S-1
1990 Trust Agreement.......................................................S-1
Accumulation Period Commencement Date................................S-9, S-13
Accumulation Period Length.................................................S-9
Additional Classes........................................................S-15
Average Coverage Differential.............................................S-13
Class A-6 Investor Certificate.............................................S-1
Class Certificate Margin............................................S-14, S-15
Closing Date...............................................................S-1
Distribution Date..........................................................S-1
Early Amortization Event..................................................S-12
Early Distribution........................................................S-11
Early Distribution Amount.................................................S-11
Expected Payment Date......................................................S-1
Initial Distribution Period................................................S-1
Issuer.....................................................................S-1
LIBOR......................................................................S-9
LIBOR Determination Date..................................................S-10
Master Trust...............................................................S-1
Master Trust Trustee.......................................................S-1
Minimum Series Seller's Interest..........................................S-10
New Vehicle Monthly Interest Rate.........................................S-10
NFC........................................................................S-1
NFSC.......................................................................S-1
NIC........................................................................S-2
NITC.......................................................................S-2
Offered Certificate Rate.............................................S-1, S-10
Pooling and Servicing Agreement............................................S-1
Principal Terms...........................................................S-14
Projected Dealer Note Income..............................................S-10
Projected Monthly Interest................................................S-10
Projected Monthly Servicing Fee...........................................S-11
Projected Spread..........................................................S-11
Prospectus.................................................................S-1
Reference Banks...........................................................S-11
Required Excess Seller Interest...........................................S-11
Required Excess Seller Interest Percentage................................S-11
Required Subordinated Amount..............................................S-11
Scheduled Class Amortization Date...................................S-14, S-15
Seller.....................................................................S-1
Series 1998-1 Certificates.................................................S-1
Series Allocable Servicing Fee............................................S-11
Servicer...................................................................S-1
Special Issuer............................................................S-11
Special Structured Note...................................................S-11
Underwriter...............................................................S-16
Underwriting Agreement....................................................S-16
Used Vehicle Monthly Interest Rate........................................S-11
Wholesale Portfolio........................................................S-3